Exhibit 99.1

FOR IMMEDIATE RELEASE
September 12, 2017	Nasdaq Capital Markets - GTIM
GOOD TIMES RESTAURANTS INC. EXPANDS DEBT FACILITY TO $12M
Norman, OK Bad Daddy’s Opened on August 28th
Two Additional Bad Daddy’s to Open by October 3rd

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and of Bad Daddy’s Burger Bar, a full service, upscale concept, today announced that it has amended its credit agreement with Cadence Bank, which expands the facility from $9 million to $12 million.

Ryan Zink, Chief Financial Officer, said “Cadence Bank’s significant experience in restaurant lending has enabled them to be a great partner with us as they continue to show flexibility based on our projected capital needs for growth and development.  This amendment retains the attractive pricing of the original agreement with a larger commitment and terms that facilitate our continued growth.  We believe the expanded facility combined with cash on-hand and projected internally generated cash flow will provide adequate capital for us to achieve our fiscal 2018 growth objectives and meet capital expenditure needs for both brands while maintaining a reasonably conservative level of debt in our total capital structure.”

The Company said that annualized sales for the six new Bad Daddy’s opened so far this year are averaging above its $2.5 million annual sales target, laying the foundation for its growth in fiscal 2018.

Commenting on development plans, Boyd Hoback President and CEO said “Our most recent opening in Norman, Oklahoma has gone very well and initial sales and guest feedback are very encouraging in a brand-new market for us.  We plan to open our fifth Bad Daddy’s in the Charlotte metropolitan area and one in Greenville, NC by October 3 which will be our seventh and eighth new Bad Daddy’s this year.  We are also under construction on our first store in the Atlanta market.  We are thrilled with the relationship we’ve established with Cadence Bank and hope to continue to expand that relationship to meet our capital needs for continued growth into fiscal 2019.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates, franchises and licenses 24 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2016 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Ryan Zink, CFO (303) 384-1432
Christi Pennington (303) 384-1440